Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Kindly MD, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.001 par value per share	(1)	Other	37,611,971	$4.45	$167,373,270.95	0.0001531	$25,624.85
Fees to be Paid	Equity	Common stock, $0.001 par value per share	(2)	Other	279,989	3.71	1,038,759.19	0.0001531	159.03
Fees to be Paid	Equity	Common stock, $0.001 par value per share	(3)	Other	64,656	$4.45	$287,719.20	0.0001531	$44.05

Total Offering Amounts:							$168,699,749.34		25,827.93
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$25,827.93

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Kindly MD, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and the Kindly MD, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

Represents shares of Common Stock reserved for issuance under the Registrant’s 2025 Plan. The number of shares of Common Stock reserved and available for issuance under the 2025 Plan automatically increases on the first day of each year beginning in 2026 and ending in (and including) 2035 by the lesser of (A) five percent (5%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of Common Stock as determined by the Board or the Committee (as each is defined in the 2025 Plan).

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.45 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on The Nasdaq Stock Market LLC, on September 8, 2025.

(2)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2022 Plan and the 2025 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2022 Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon a price of $3.71 per share, which is the weighted-average exercise price for options outstanding under the 2022 Plan.
(3)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2022 Plan and the 2025 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

Represents shares of Common Stock reserved for issuance under the Registrant’s 2022 Plan.

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.45 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on The Nasdaq Stock Market LLC, on September 8, 2025.